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Exhibit (a)(1)(D)

        OFFER TO PURCHASE FOR CASH
by
WHITE MOUNTAINS INSURANCE GROUP, LTD.
of
UP TO 300,000 OF ITS COMMON SHARES
at a Purchase Price not greater than $435
or less than $385 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON SEPTEMBER 15, 2011, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE "EXPIRATION DATE").

August 18, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been appointed by White Mountains Insurance Group, Ltd., a company organized under the laws of Bermuda (the "Company"), to act as Information Agent in connection with its offer to purchase up to 300,000 of its outstanding Common Shares, par value $1.00 per share (the "Shares"), at a purchase price not greater than $435 or less than $385 per Share, net to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase dated August 18, 2011 (the "Offer to Purchase"), and in the related Letter of Transmittal (the "Letter of Transmittal" and, together with the Offer to Purchase, as they may be amended or supplemented from time to time, the "Offer"). The Company may elect, but is not obligated, to purchase additional Shares pursuant to the Offer. The Offer is not conditioned upon any minimum number of Shares being validly tendered.

        The Company will determine a single per Share price, not greater than $435 or less than $385 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest purchase price (in multiples of $1.00) that will allow it to purchase 300,000 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. The Company will purchase all Shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to "odd lot" tenders and proration described in the Offer to Purchase. All Shares so purchased by the Company will be purchased at the same price regardless of whether the shareholder tendered at a lower price. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned at the Company's expense to the shareholders who tendered such Shares promptly after the Expiration Date.

        Please contact your clients for whom you hold Shares registered in your name (or in the name of your nominee) or who hold Shares registered in their own names. Please bring the Offer to their attention as promptly as possible. No fees or commissions (other than fees paid by the Company to the Information Agent, the Depositary, the Lead Dealer Merger and the Co-Dealer Mergers as described in the Offer to Purchase) will be payable to brokers, dealers or other persons for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. No shareholders will be required to pay transfer taxes on the transfer to the Company of Shares purchased pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        For your information and for forwarding to your clients, we are enclosing the following documents:

          (1)   Offer to Purchase;

          (2)   Letter of Transmittal to be used by holders of Shares to tender Shares and for the information of your clients;

          (3)   Letter from the Chairman and Chief Executive Officer of the Company, Raymond Barrette, to shareholders;

          (4)   Form of Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Date or if all other required documents cannot be delivered to the Depositary by the Expiration Date;

          (5)   Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;

          (6)   Letter that may be sent to your clients for whose accounts you hold Shares registered in your name (or in the name of your nominee), with space provided for obtaining such clients' instructions with regard to the Offer; and

          (7)   Return envelope addressed to Computershare Trust Company, N.A., the Depositary.

        Shareholders must make their own decision as to whether to tender their Shares and, if so, how many Shares to tender and at what price(s). Your clients should read carefully the information set forth or incorporated by reference in the Offer to Purchase and in the related Letter of Transmittal, including the Company's purpose for making the Offer.

        Certain conditions to the Offer are described in Section 8 of the Offer to Purchase. To be valid, all tenders must be in proper form as described in Section 2 of the Offer to Purchase.

        We urge you to contact your clients promptly. Please note that the Offer, the proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on September 15, 2011, unless extended.

        Under no circumstances will interest be paid on the purchase price of the Shares regardless of any extension of, or amendment to, the Offer or any delay in paying for such Shares.

        None of the Company, our Board of Directors, the Lead Dealer Manager, the Co-Dealer Managers, the Depositary or the Information Agent makes any recommendation as to whether any shareholder should tender Shares pursuant to the Offer or as to the purchase price(s) at which a shareholder may choose to tender them. Each of your clients must make their own decision after consulting with his or her own advisors whether to tender their Shares and, if so, how many Shares to tender and the price(s) at which they will tender them. In doing so, your clients should read carefully the information in the Offer, including the purposes and effects of the Offer.

        Additional copies of the enclosed material may be obtained from the undersigned. Any questions you may have with respect to the Offer should be directed to the undersigned at (212) 269-5550.

Very truly yours,
D.F. King & Co., Inc.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, THE DEPOSITARY, THE LEAD DEALER MANAGER, THE CO-DEALER MANAGERS, THE INFORMATION AGENT OR ANY AFFILIATE OF THEM OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS OR USE ANY MATERIAL ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, OTHER THAN THE MATERIAL ENCLOSED HEREWITH AND THE STATEMENTS SPECIFICALLY CONTAINED IN SUCH MATERIAL.

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  Exhibit (a)(1)(D)